Exhibit 19.1

Insider Trading Policy

of

Bridgewater Bancshares, Inc.

This Insider Trading Policy (this “Policy”) provides guidelines to directors, officers, employees and other related parties of Bridgewater Bancshares, Inc. and its subsidiaries (collectively, the “Company”).

I.Applicability of Policy

This Policy applies to all transactions in the Company’s securities, including, without limitation, common stock, preferred stock and debt securities, as well as securities of other companies under certain circumstances, as described in Section V, below. The transactions covered by this Policy specifically include any transactions designed to hedge or offset any decrease in the market value of any of the Company’s securities described in the preceding sentence.

The Policy applies to all directors, officers and employees of the Company, as well as to any consultants and contractors to the Company who receive or have access to “Material Nonpublic Information” (as defined below in Section VI) regarding the Company. This Policy also applies to any person who receives Material Nonpublic Information from any “Insider,” which term, for purposes of this Policy, includes the following group of people, together with the their immediate family members1 and members of their households2: (a) the Company’s directors and officers; (b) the Company’s employees, consultants and contractors who receive or have access to Material Nonpublic Information regarding the Company; and (c) any person who possesses Material Nonpublic Information regarding the Company.

Certain terms of this Policy apply only to the Company’s directors, officers on the Company’s strategic leadership team, and their immediate family members that share their households, and such individuals are referred to herein as “Section 16 Persons”.

II.Statement of General Policy

It is the policy of the Company to oppose the unauthorized disclosure of any nonpublic information acquired in the workplace and the misuse of Material Nonpublic Information in securities trading.

(a)Trading on Material Nonpublic Information.  No Insider shall engage in any transaction involving a purchase or sale of the Company’s securities, including any offer to purchase or offer to sell, during any period commencing with the date that he or she possesses Material Nonpublic Information concerning the Company, and ending at the close of business on the second Trading Day

1 For purposes of this Policy, the term “immediate family member” includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and shall include adoptive relationships.

2 For purposes of this Policy, a member of an Insider’s household includes any other person who lives in such Insider’s home or shares such Insider’s address (except for employees or tenants of such Insider) or are financially dependent upon such Insider.

following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material unless such transfer is made (i) pursuant to an Approved 10b5-1 Plan, as defined below, or (ii) in a transaction with the Company or another Insider who is also in possession of such Material Nonpublic Information. As used herein, the term “Trading Day” shall mean a day on which national stock exchanges are open for trading.

(b)Tipping.  No Insider shall disclose (“tip”) any Material Nonpublic Information with respect to the Company or any of the Company’s business partners (as defined below in Section V) to any other person who is not a director, officer or employee of the Company, or a consultant or contractor to the Company who is subject to a confidentiality agreement with the Company, nor shall such Insider or related person make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in the Company’s securities or the securities of the Company’s business partners.

(c)Confidentiality of Nonpublic Information.  Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden.

III.Potential Criminal and Civil Liability and/or Disciplinary Action

(a)Liability for Insider Trading.  Insiders may be subject to significant criminal and civil liability for engaging in transactions in the Company’s securities at a time when they are in possession of Material Nonpublic Information regarding the Company.

(b)Liability for Tipping.  Insiders also may be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed Material Nonpublic Information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities. The Securities and Exchange Commission (the “SEC”) has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the Canadian Securities Commissions, the stock exchanges and the Financial Industry Regulatory Authority (FINRA) use sophisticated techniques to uncover insider trading.

(c)Possible Disciplinary Actions.  Insiders who violate this Policy also shall be subject to disciplinary action by the Company, which may include one or more of the following actions: ineligibility for future participation in the Company’s equity incentive plans, reduction or elimination of annual or other bonuses or termination of employment.

IV.Guidelines

(a)Mandatory Black-out Period for Officers, Directors and Certain Employees; Recommended For All Employees. The period beginning two weeks before the end of each fiscal quarter and ending two Trading Days following the date of public disclosure of the financial results for each fiscal quarter is a particularly sensitive period of time for transactions in the Company’s securities from the perspective of compliance with applicable securities laws.  This sensitivity is due to the fact that officers, directors and certain other employees will, during that period, often possess Material Nonpublic Information about the expected financial results for the quarter.

Accordingly, to ensure compliance with this Policy and applicable federal and state securities laws, all directors, officers and employees having access to the Company’s internal financial statements or other Material Nonpublic Information shall refrain from conducting transactions involving the Company’s securities during the period beginning two weeks before the last day of the quarter and ending two Trading Days following the date of public disclosure of the financial results for each fiscal quarter (the “Black-out Period”).  The purpose behind the Black-out Period is to establish a diligent effort to avoid any improper transaction or any transaction that has the appearance of impropriety.

From time to time, the Company also may recommend that directors, officers, selected employees and others suspend trading for a fixed or unspecified period of time because of developments known to the Company and not yet disclosed to the public.  In such event, such persons will be advised of such restriction, and shall not engage in any transaction involving the Company’s securities during such period and shall not disclose to others the fact of such suspension of trading.

It should be noted, however, that even outside the Black-out Period, any person possessing Material Nonpublic Information concerning the Company should not engage in any transactions in the Company’s securities until such information has been known publicly for at least two Trading Days, whether or not the Company has recommended a suspension of trading to that person, or until such information otherwise ceases to constitute Material Nonpublic Information.  Assuming the absence of Material Nonpublic Information, trading in the Company’s securities outside of the Black-out Period should not be considered a “safe harbor,” and all directors, officers and other persons should use good judgment at all times.

(b)Pre-Clearance of Trades.  The Company has determined that all of the Company’s Section 16 Persons should refrain from trading or transacting in the Company’s securities or otherwise making any transfer, gift, pledge, or loan of the Company’s securities without first complying with the Company’s “pre-clearance” process. Each Section 16  Personis required to obtain pre-clearance from the Company’s General Counsel prior to commencing any transaction or other transfer involving the Company’s securities, including for transactions or transfers that are not subject to the trading restrictions of this Policy, provided that pre-clearance is not required for transactions made pursuant to an Approved 10b5-1 Plan so long as pre-clearance was received prior to entering into the Approved 10b5-1 Plan.

The Company may find it necessary, from time to time, to require compliance with the pre-clearance process from certain officers, employees, consultants and contractors in addition to Section 16 Persons.  Any employee with any questions regarding trading in the Company’s securities is encouraged to contact the Company’s General Counsel.

(c)Prohibition Against Short Sales.  No director, officer or employee of the Company shall enter into any “short” position with respect to any equity security of the Company or otherwise violate Section 16(c) of the Securities Exchange Act of 1934, as amended.

(d)Prohibition Against Hedging.  No director, officer or employee is permitted to enter into any hedging transaction with respect to the Company’s securities, including, but not limited to, the purchase or use of, directly or indirectly through any other persons or entities, any stock option, prepaid variable forward contracts, equity swaps, collars, exchange funds or any other instruments designed to offset any decrease in the market value of the Company’s securities.

(e)Pledging of Company Securities.  Except for any Company securities held by Section 16 Persons pledged as collateral as of the date on which this Policy was adopted, Section 16 Persons are prohibited from pledging the Company’s securities as collateral, including, but not limited to, holding any such securities in a margin account, without the prior approval of the Nominating and ESG Committee.

(f)Section 16 Persons.  Each year, the Board of Directors of the Company will identify the Section 16 Persons and the Company’s General Counsel will notify any new Section 16 Persons of their status as such. These individuals will be required to comply with Section 16 of the Securities and Exchange Act of 1934, as amended, and the Company will inform them of these obligations.

(g)Individual Responsibility.  Every officer, director and employee of, and contractor or consultant to, the Company has the individual responsibility to comply with this Policy against insider trading, even if such person only trades outside the Black-out Period.  An Insider may, from time to time, have to forego a proposed transaction in the Company’s or one if its business partner’s securities even if he or she planned to make the transaction before learning of the Material Nonpublic Information and even though the Insider believes he or she may suffer an economic loss or forgo anticipated profit by waiting.

V.Applicability of Policy to Inside Information Regarding Other Companies

This Policy and the guidelines described herein also apply to Material Nonpublic Information relating to other companies, including the Company’s customers, vendors or suppliers (“business partners”), when that information is obtained in the course of employment with, or other services performed on behalf of, the Company.

Civil and criminal penalties, termination of employment and other consequences, may result from trading on Material Nonpublic Information regarding the Company’s business partners.  All employees should treat Material Nonpublic Information about the Company’s business partners with the same care required with respect to information related directly to the Company.

VI.Definition of Material Nonpublic Information

It is not possible to define all categories of “material” information.  Information should be regarded as material, however, if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of an issuer’s securities.

While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material.  Examples of such information may include, but is not limited to:

●	Financial results
●	Projections of future earnings or losses
●	Dividend declarations
●	News of a pending or proposed acquisition, merger, joint venture or sale of the Company
●	Gain or loss of a substantial customer
●	Stock splits or consolidations
●	New equity or debt offerings
●	Significant litigation exposure due to actual or threatened litigation
●	Major changes in senior management
●	Cybersecurity risks and incidents, including vulnerabilities and breaches

Either positive or negative information may be material.  Nonpublic information is information that has not been previously disclosed to the general public and is otherwise not available to the general public.

VII.Certain Exceptions

(a)Exercise of Stock Options. The trading restrictions of this Policy do not apply to the exercise of a stock option acquired pursuant to the Company’s stock option or equity incentive plans or to the election to have the Company withhold shares subject to an option as payment of the option exercise price through a net exercise or to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

(b)Restricted Stock Awards. The trading restrictions of this Policy do not apply to the vesting of restricted stock or to the election to surrender to the Company or to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of restricted stock. The Policy does apply, however, to any market sale upon the vesting of such restricted stock.

(c)Pre-Existing/10b5-1 Trading Plans. The trading restrictions of this Policy do not apply to transactions made pursuant to a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 under the Securities Exchange Act of 1934 (“Rule 10b-5”) that complies with this Policy and that has been reviewed and approved by the Company’s General Counsel (“Approved 10b5-1 Plan”). 10b5-1 Plans may not be adopted by participants during a Black-out Period or when the participant is aware of Material Nonpublic Information. If the Insider enters into an Approved 10b5-1 Plan at a time that is not during a Black-out Period and while the Insider is not in possession of Material Nonpublic Information, trades may be made pursuant to the Approved 10b5-1 Plan even if the Insider may be in possession of Material Nonpublic Information or the Company is in a Black-out Period at the actual time of the trade. 10b5-1 Plans may not be adopted by participants during a Black-out Period or when the participant is aware of Material Nonpublic Information. Generally, a trading plan must specify the amount of securities to buy or sell, the price at which to buy or sell, as well as specific time periods for the trades. Please note that some brokers require use of their own form trading plan. Additionally, all persons entering into a 10b5-1 plan must act in good faith with respect to the implementation and operation of the 10b5-1 plan, including with respect to any modification to the plan and actions related to the plan. Section 16 Persons must include a representation in their 10b5-1 plans certifying, at the time of the adoption of a new or modified plan, that: (1) they are not aware of Material Nonpublic Information about the Company or its securities; and (2) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5.

Section 16 Persons may not initiate trades under an Approved 10b5-1 Plan until the later of: (i) 90 days after adoption or modification of the plan; or (ii) two business days following the disclosure in Forms 10-K or 10-Q of the issuer’s financial results for the fiscal quarter in which the plan was adopted or modified (but not to exceed 120 days following plan adoption or modification). For employees of the Company who are not Section 16 Persons, trades under an Approved 10b5-1 Plan may not be made until 30 days after the adoption of the plan.

Any modification or termination of an Approved 10b5-1 Plan must comply with this Policy and such modification or termination may only be adopted (i) upon receipt of approval of the Company’s General Counsel, (ii) at a time that is not during a Black-out Period, and (iii) while the Insider is not in possession of Material Nonpublic Information. Modifications to existing Approved 10b5-1 Plans that do not change the sales or purchase prices or price ranges, the amount of securities to be sold or purchased, or the timing of transactions under the plan (such as an adjustment for stock splits or a change in account information) will not trigger a new cooling-off period referred to in the preceding paragraph.

Generally, persons may not have more than one 10b5-1 plan for open market purchases or sales of the Company’s securities; provided that two successive trading plans may be maintained so long as (i) one of them is a successor trading plan under which trades are not authorized to begin until completion or expiration of the predecessor plan and (ii) the predecessor plan is not terminated early. Additionally, persons are generally limited to one single-trade plan (one designed to effect the open market purchase or sale of the total amount of the securities subject to the plan as a single transaction) in any 12 month period. All 10b5-1 plans must be entered into and operated in accordance with all applicable SEC rules, as amended from time to time.

The Company considers the adherence to the securities laws to be of utmost importance, and an Insider’s reliance on a trading plan will not necessarily relieve the Insider of liability.

(d)Bona Fide Gifts of Company Stock.  Bona fide gifts of the Company’s securities made by an Insider to immediate family members or to a family trust controlled by the Insider are also generally exempt from the trading restrictions of this Policy. Whether a gift is bona fide, however, will depend on the circumstances surrounding the gift. For example, gifts to dependent children followed by a sale of the “gift” shares by the donee in close proximity to the time of the gift, however, may imply some economic benefit to the donor, and therefore, may make the gift non-bona fide.

VIII.Amendments

The Nominating and ESG Committee of the Company’s Board of Directors shall be responsible for the oversight of all matters relating to this Policy. The Nominating and ESG Committee will have the sole and absolute discretionary authority to approve any amendments to this Policy.

Last revised: February 27, 2023